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FOR MORE INFORMATION:

Edgar P. McDougal
(312) 574-5791

Caron L. Schreiber
(312) 574-5724

                      EVEREN CAPITAL CORPORATION COMPLETES
                  ACQUISTION OF PRINCIPAL FINANCIAL SECURITIES

     CHICAGO, Jan. 9, 1998 - EVEREN Capital Corporation (NYSE: EVR) today announced the completion of its acquisition of Principal Financial Securities, Inc. from The Principal Financial Group for $75 million in cash. The acquisition was originally announced on Dec. 15, 1997.

     Together, the two firms hold approximately $55 billion of client assets in more than 600,000 active accounts nationwide and employ more than 1,700 investment consultants operating out of approximately 185 branch offices. They also provide comprehensive corporate finance and equity research capabilities to emerging growth companies in select industries as well as complementary investment banking activities in fixed income capital markets, institutional sales and trading. Based on historical results for the nine months ended Sept. 30, 1997, the combined companies produced pro forma annualized net revenues, which include net interest, of $699 million.

     EVEREN Capital Corporation is the parent company of EVEREN Securities, Inc., which ranks among the 10 largest national full-service brokerage firms in the U.S. Principal Financial Securities and EVEREN Securities will operate as separate broker-dealers until Principal Financial's back office and other operating activities can be combined with those of EVEREN. This process will begin immediately and should be completed during the 1998 second quarter.

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EVEREN COMPLETES ACQUISITION
ADD ONE

     EVEREN Chairman and Chief Executive Officer James R. Boris said, "Over the past two years, EVEREN has capitalized on the changes under way in the financial services business by transforming a collection of previously disparate regional firms into a unified securities brokerage with a national scope. Our new associates from Principal Financial Securities will help us gain momentum in a number of key markets critical to continuing our growth."

     EVEREN Capital Corporation is a financial services holding company with operating subsidiaries in the securities brokerage and clearing businesses, as well as an equity interest in Mentor Investment Group, an asset management firm. One of the largest majority employee-owned companies in the U.S., EVEREN is dedicated to expanding its retail franchise while increasing the proportion of revenues contributed by its capital markets and asset management businesses.

     In addition to EVEREN Securities, EVEREN Capital Corporation also is the parent company of EVEREN Clearing Corp., which provides securities execution and clearing services and commodities clearing services for EVEREN Securities and other broker-dealers. EVEREN Securities, Inc., Principal Financial Securities, Inc. and EVEREN Clearing Corp. are members of the Securities Investor Protection Corporation, the New York Stock Exchange and other principal exchanges.

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